SUBSIDIARIES OF
ENERGY AND POWER SOLUTIONS, INC.
AS OF MARCH 30, 2010

SUBSIDIARIES OF ENERGY AND POWER SOLUTIONS, INC.:	JURISDICTION OF ORGANIZATION
DairyGen, LLC	California
Bay Energy Center, LLC	California
NEC-EPS Holdings, LLC	Delaware
Frankin Energy Center, LLC	Delaware
COI Energy Center, LLC	Delaware
Lynn Energy Center, LLC	Delaware